Exhibit 99.1

Press Release

FreightCar America Appoints Bradley J. Pickard to Board of Directors

CHICAGO, June 16, 2026 – FreightCar America, Inc. (NASDAQ: RAIL) (“FreightCar America” or the “Company”), a diversified manufacturer and supplier of railroad freight cars, railcar parts and components, today announced the appointment of Bradley J. Pickard to its Board of Directors, effective as of June 10, 2026. Mr. Pickard will serve as an independent director. Freightcar America’s Board now comprises nine directors, six of whom are independent.

“We are excited to welcome Brad to FreightCar America’s Board of Directors,” said James R. Meyer, Chairman of the Board. “His more than three decades of corporate finance, capital markets and strategic advisory experience will bring a valuable perspective as we continue to strengthen our platform, expand our aftermarket capabilities and pursue disciplined opportunities to create long-term shareholder value.”

Mr. Pickard is a Managing Director of Republic Partners, LLC, where he has served since 2014. He brings more than three decades of investment banking experience, including leadership roles at Salomon Brothers, Wasserstein Perella and Houlihan Lokey Howard & Zukin. He brings extensive transaction and advisory experience in rail, trucking and logistics. Mr. Pickard has served on the boards of First Mercury Financial and Schurman Retail Group / Papyrus. He holds a Bachelor of Arts degree from the University of Michigan and a Master of Business Administration from the University of Chicago.

About FreightCar America

FreightCar America, headquartered in Chicago, Illinois, is a leading designer, producer and supplier of railroad freight cars, railcar parts and components. We also specialize in railcar repairs, complete railcar rebody services and railcar conversions that repurpose idled rail assets back into revenue service. Since 1901, our customers have trusted us to build quality railcars that are critical to economic growth and instrumental to the North American supply chain. Tolearn more about FreightCar America, visit www.freightcaramerica.com.

Investor Contact:	chris@jbgcapadvisory.com

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